Edison Brothers Stores, Inc.

                            and

                   The Bank of New York,

                          Trustee

             First Supplemental Trust Indenture

               Dated as of September 26, 1997

                 Supplementing that certain

                         INDENTURE

               Dated as of September 26, 1997

          Authorizing the Issuance and Delivery of

                      Debt Securities

   consisting of $120,000,000 aggregate principal amount

                of 11% Senior Notes due 2007


                     TABLE OF CONTENTS
There are TWO table of contents in this document. When you generate the ToC, it places the contents of the entire document in both of the table of contents. You have the delete the portion not wanted from each ToC.
                                                        Page

RECITALS                                                   1

[Form of Face of Security]                                 2

[Form of Reverse of Security]                              4

ARTICLE I.  ISSUANCE OF SENIOR NOTES                       8
          Section 1.1.  Issuance of Senior Notes; Principal
                         Amount; Maturity                  8
          Section 1.2.Interest on the Senior Notes; Payment
                       of Interest                         8

ARTICLE II.  CERTAIN DEFINITIONS                           9
          Section 2.1       Certain Definitions            9

ARTICLE III.  CERTAIN COVENANTS                           16
          Section 3.1.       Indebtedness                 16
          Section 3.2.       Liens                        16
          Section 3.3.       Restricted Payments          17
          Section 3.4.       Change of Control            18
          Section 3.5.       Payment Restrictions Affecting
                           Subsidiaries                   20
          Section 3.6.       Issuance of Subsidiary Preferred
                         Stock                            20
          Section 3.7.       Asset Sales                  20
          Section 3.8.       Transactions with Affiliates 21
          Section 3.9.       Sale and Leaseback Transactions      22

ARTICLE IV.  ADDITIONAL EVENTS OF DEFAULT.                22
          Section 4.1.       Additional Events of Default 22

ARTICLE V.  REDEMPTION OF SECURITIES                      22
          Section 5.1.       Right of Redemption          22
          Section 5.2.       Repurchase                   22

ARTICLE VI.  DEFEASANCE.                                  23
          Section 6.1.        Applicability of Article V of the
                         Indenture.                       23

ARTICLE VII.  MISCELLANEOUS                               23
          Section 7.1.        Reference to and Effect on the
                         Indenture                        23
          Section 7.2.        Waiver of Certain Covenants. 23
               Section 7.3.        Supplemental Indenture May be
                         Executed in Counterparts.        23

     FIRST SUPPLEMENTAL INDENTURE, dated as of September 26, 1997 (this First Supplemental Indenture ), between Edison Brothers Stores, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the Company ), and The Bank of New York, a New York banking corporation, as Trustee (the Trustee ), supplementing that certain Indenture, dated as of September 26, 1997, between the Company and the Trustee (the Indenture ).FooterA

RECITALS

     A. The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes and/or other unsecured evidences of indebtedness (the Securities ) to be issued in one or more series as provided for in the Indenture.

     B. The Indenture provides that the Securities of each series shall be in such form as may be established by or pursuant to a Board Resolution or in one or more indentures supplemental thereto, and may have such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by their execution thereof.

     C. The Company and the Trustee have agreed that the Company shall issue and deliver, and the Trustee shall authenticate, Securities denominated 11% Senior Notes due 2007 (the Senior Notes ) pursuant to the terms of this First Supplemental Indenture and substantially in the form set forth below, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this First Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Senior Notes, as evidenced by their execution thereof.

                 [Form of Face of Security]

                EDISON BROTHERS STORES, INC.

                  11% SENIOR NOTE DUE 2007

No.  R-__________                            $__________________
                                         CUSIP No.

     EDISON BROTHERS STORES, INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the Company, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to _______________, or registered assigns, the principal sum of $__________ on September 26, 2007, subject to earlier redemption or repurchase as described below, and to pay interest thereon from July 31, 1997, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 11% per annum, payable semiannually on January 31 and July 31 of each year, commencing on January 31, 1998, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in said Indenture, be computed on the basis of a 360-day year consisting of twelve 30-day months and paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 15 or July 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

     Payment of the principal of and any such interest on this Security shall be made at the office or agency of the Company maintained for such purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register.

     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS SET FORTH ON THE REVERSE HEREOF. SUCH PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.

     This Security shall not be valid or become obligatory for any purpose until the certificate of authentication herein has been signed manually by the Trustee under said Indenture.

     IN WITNESS WHEREOF, this instrument has been duly executed in accordance with the Indenture.

                              EDISON BROTHERS STORES, INC.

                              By:
                              Name:
Attest:                       Title:



By:

               [Form of Reverse of Security]

                EDISON BROTHERS STORES, INC.

     This Security is one of a duly authorized issue of securities of the Company (herein called the Securities ) issued and to be issued in one or more series under an Indenture, dated as of September 26, 1997 (herein called the Indenture ), between the Company and The Bank of New York, as Trustee (herein called the Trustee, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $120,000,000.

     No sinking fund is provided for the Securities. The Securities are subject to redemption at the option of the Company, at any time and from time to time, in whole or in part, in increments of not less than $5.0 million, upon not more than 60 nor less than 30 days' notice to the Holders prior to the Redemption Date, at the following Redemption Prices (expressed as percentages of the principal amount): If redeemed on or before June 30, 1998, 100%, and if redeemed during the 12-month period beginning on July 1 of the years indicated:

Year                       Redemption Price
1998                                    104%
1999                                    103%
2000                                    102%
2001                                    101%
2002 and thereafter                     100%,

together, in the case of any such redemption, with accrued and unpaid interest to the date of redemption.

     If less than all of the Securities are to be redeemed, the particular Securities or portions thereof to be redeemed will be selected by such method as the Trustee may deem fair and appropriate. In the event of the redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the portion hereof not so redeemed shall be issued in the name of the Holder hereof upon the cancellation hereof.

     Upon the occurrence of a Change of Control, the Company is required to repurchase the Securities, at the option of the Holders thereof, at a purchase price equal to 101% of the outstanding principal amount thereof, together in the case of any such purchase with accrued and unpaid interest to the Repurchase Date, but interest installments with a Stated Maturity on or prior to such Repurchase Date shall be payable to the Holders of such Securities of record at the close of business on the relevant Regular Record Dates referred to on the face hereof all as provided in the Indenture. In the event of the repurchase of this Security in part only, a new Security or Securities of this series of like tenor for the portion hereof not so repurchased shall be issued in the name of the Holder hereof upon the cancellation hereof.

     The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness evidenced by this Security or (b) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

     If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding for 60 calendar days after receipt of such notice, request, and offer of indemnity. However, the foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates therefor expressed herein.

     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium or interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

     All terms used in this Security that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture. This Security and the Indenture shall be construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws of such State.

     D. The Trustee's certificate of authentication shall be in substantially the following form:

          TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.


Dated:                        The Bank of New York, as Trustee


                              By:
                                        Authorized Signatory

     E. All acts and things necessary to make the Senior Notes, when the Senior Notes have been executed by the Company and authenticated by the Trustee and delivered as provided in the Indenture and this First Supplemental Indenture, the valid, binding, and legal obligations of the Company and to constitute these presents a valid indenture and agreement according to its terms, have been done and performed, and the execution and delivery by the Company of the Indenture and this First Supplemental Indenture and the issue hereunder of the Senior Notes have in all respects been duly authorized; and the Company, in the exercise of legal right and power in it vested, has executed and delivered the Indenture and is executing and delivering this First Supplemental Indenture and proposes to make, execute, issue, and deliver the Senior Notes.

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

     In order to declare the terms and conditions upon which the Senior Notes are authenticated, issued, and delivered, and in consideration of the premises and of the purchase and acceptance of the Senior Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of the respective Holders from time to time of the Senior Notes, as follows:

           ARTICLE I.  ISSUANCE OF SENIOR NOTES.

Section I.1.   Issuance of Senior Notes; Principal Amount; Maturity.

     (a) On the Initial Distribution Date (as defined in the Plan), the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, Senior Notes substantially in the form set forth above, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this First Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Senior Notes, as evidenced by their execution thereof.

     (b) The Senior Notes shall be issued in the aggregate principal amount of $120,000,000 and shall mature on September 26, 2007.
Section I.2.   Interest on the Senior Notes; Payment of Interest.

     (a) The Senior Notes shall bear interest at the rate of 11% per annum from July 31, 1997, or, if later, from the most recent Interest Payment Date to which interest has been paid or duly provided for.

     (b) The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name a Senior Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 15 or July 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name the Senior Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     (c) Payment of the principal of and any such interest on the Senior Notes shall be made at the office or agency of the Company maintained for such purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register.

             ARTICLE II.  CERTAIN DEFINITIONS.

Section II.1.  Certain Definitions.

     The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires) for all purposes of this First Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 2.1. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All other terms used in this First Supplemental Indenture that are defined in the Indenture or the Trust Indenture Act, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Indenture or the Trust Indenture Act, as the case may be, as in force at the date of this First Supplemental Indenture as originally executed.

      Affiliate  has the meaning ascribed thereto in Section 3.8.

      Bank Facilities means the $200 million credit facility of the Company and certain of its subsidiaries, and the agreements, instruments and other documents governing such facility, including the Loan and Security Agreement dated as of September 26, 1997 ( Loan and Security Agreement ) among the Company, Edison Brothers Apparel Stores, Inc., a Missouri corporation, Edison Puerto Rico Stores, Inc., a Puerto Rico corporation, the other persons signatories thereto as guarantors, the financial institutions from time to time parties thereto as lenders, Congress Financial Corporation, a California corporation, in its capacity as administrative agent and collateral agent for such lenders, and The CIT Group/Business Credit, Inc., a New York corporation, in its capacity as co-agent for such lenders, as the same may be amended, supplemented, or otherwise modified from time to time.

      Cash Equivalent means: (a) obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (b) obligations (including, but not limited to, demand or time deposits, bankers' acceptances, and certificates of deposit) issued by a depository institution or trust company or a wholly owned Subsidiary of the Company or branch office of any depository institution or trust company, provided that
(i) such depository institution or trust company has, at the time of the Company's or any of its Subsidiaries' investment therein or contractual commitment providing for such investment, capital, surplus, or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100.0 million and (ii) the commercial paper of such depository institution or trust company, at the time of the Company's or any of its Subsidiaries' investment therein or contractual commitment providing for such investment, is rated at least A1 by S&P or P-1 by Moody's; (c) debt obligations (including, but not limited to, commercial paper and medium term notes) issued or unconditionally guaranteed as to principal and interest by any corporation, state or municipal government or agency or instrumentality thereof, or foreign sovereignty, if the commercial paper of such corporation, state or municipal government or foreign sovereignty, at the time of the Company's or any of its Subsidiaries' investment therein or contractual commitment providing for such investment, is rated at least A1 by S&P or P-1 by Moody's; (d) repurchase obligations with a term of not more than seven calendar days for underlying securities of the type described above entered into with a depository institution or trust company meeting the qualifications described in clause (b) above; and (e) Investments in money market or mutual funds that invest predominantly in Cash Equivalents of the type described in clauses (a), (b), (c), and (d) above; provided, however, that, in the case of clause (a) above, each such investment has a maturity of 762 days or less from the date of acquisition thereof, and, in the case of clauses (b) and (c) above, each such investment has a maturity of 397 days or less from the date of acquisition thereof.

      Change of Control means the occurrence of any of the following events: (a) any person (other than an Exempt Person) or group (other than a group that includes at least one Exempt Person to whom or which more than 300,000 shares of Common Stock of the Company shall be distributable and/or shall have been distributed pursuant to the Plan or at least one Person who or which directly or indirectly controls, is directly or indirectly controlled by, or is under direct or indirect common control with, such an Exempt Person) (as the terms person and group are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes of stock entitled to vote generally in the election of directors of the Company ( Voting Stock ); (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases, or otherwise disposes of all or substantially all of its assets to any Person, in any such event pursuant to a transaction in which the outstanding Voting Stock is converted into or exchanged for cash, securities, or other property, and immediately after such transaction, any person (other than an Exempt Person) or group (other than a group that includes at least one Exempt Person to whom or which more than 300,000 shares of Common Stock of the Company shall be distributable and/or shall have been distributed pursuant to the Plan or at least one Person who or which directly or indirectly controls, is directly or indirectly controlled by, or is under direct or indirect common control with, such an Exempt Person) (as the terms person and group are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes of Voting Stock (or, if the Person surviving or resulting from such transaction or acquiring such assets is not the Company, of more than 50% of the total voting power of the equity interests in such Person that are most analogous to Voting Stock); (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (d) the dissolution or liquidation of the Company (to the extent that such dissolution or liquidation does not constitute an Event of Default with respect to the Senior Notes).

      EBS Building, L.L.C.  has the meaning ascribed thereto in the Plan.

      EBS Litigation, L.L.C.  has the meaning ascribed thereto in the Plan.

      EBS Pension, L.L.C.  has the meaning ascribed thereto in the Plan.

      Effective Date  means September 26, 1997.

      Excess Sale Proceeds  has the meaning ascribed thereto in Section
3.7(a).

      Exempt Person means (a) any Person to whom or which shares of Common Stock of the Company are distributed pursuant to the Plan and (b) any Person who or which directly or indirectly controls, is directly or indirectly controlled by, or is under direct or indirect common control with, any Person to whom or which shares of Common Stock of the Company are distributed pursuant to the Plan.

      Interest Coverage Ratio means the ratio of (a) the sum of (i) net income (other than net income of any Subsidiary of the Company during a period in which such Subsidiary is prohibited from paying dividends pursuant to any provision referred to in clause (ii), (iii), or (iv) of
Section 3.5 hereof), (ii) net interest expense, (iii) cash dividends with respect to redeemable preferred stock (to the extent deducted from net income and not included in net interest expense in accordance with GAAP),
(iv) income tax expense, (v) depreciation expense, (vi) amortization expense, and (vii) the net amount, which may be less than zero, of extraordinary or unusual losses, minus extraordinary or unusual gains, of the Company and its Subsidiaries on a consolidated basis, to (b) net interest expense, plus cash dividends with respect to redeemable preferred stock (to the extent deducted from net income and not included in net interest expense in accordance with GAAP), of the Company and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP (or, in respect of the net income of any Subsidiary of the Company for purposes of the parenthetical in clause (a)(i) above, the normal accounting practices of such Subsidiary as in effect from time to time), for the four most recently completed fiscal quarters of the Company.

      Investment means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures, or other securities or evidences of Indebtedness issued by any other
Person. The amount of any Investment shall be the original cost thereof, plus the cost of all additions thereto and minus the amount of all reductions therein in the nature of repayment of principal or return of capital, without any adjustments for increases or decreases in value, write-ups, write-downs, or write-offs with respect to such Investment.

      Lien means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, or preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including without limitation any conditional sale, deferred purchase price, or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the Uniform Commercial Code or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such financing statement relates as debtor.

      Loan and Security Agreement has the meaning ascribed thereto in the definition of Bank Facilities.

      Moody's means Moody's Investors Service, Inc., or any successor to the rating agency business thereof.

      Net Sale Proceeds  has the meaning ascribed thereto in Section
3.7(a).

      Permitted Indebtedness means, without duplication: (a) the Senior Notes; (b) the Series 1997 Loan Agreement, the Series 1997 Note and all other Series 1997 Loan Documents; (c) the outstanding principal amount of uncertificated obligations of the Company owed to the Internal Revenue Service and other taxing authorities pursuant to the Plan; (d) Indebtedness under the Bank Facilities in an aggregate principal amount at any one time outstanding not to exceed $250.0 million; (e) Indebtedness incurred for the purpose of financing store construction and remodeling or other capital expenditures; (f) unsecured Indebtedness between or among the Company and its Subsidiaries; (g) Indebtedness in respect of the deferred purchase price of property or arising under any conditional sale or other title retention agreement; (h) Indebtedness of a Person acquired by the Company or a Subsidiary of the Company at the time of such acquisition (provided that such Indebtedness was not incurred by such Person in contemplation of such acquisition); (i) to the extent deemed to be Indebtedness, obligations under swap agreements, cap agreements, collar agreements, insurance arrangements, or any similar agreement or arrangement, in each case designed to provide a bona fide hedge against fluctuations in interest rates, the cost of currency, or the cost of goods (other than inventory);
(j) other Indebtedness of the Company or its Subsidiaries in outstanding amounts not to exceed $10.0 million in the aggregate at any particular time; (k) Indebtedness evidenced by letters of credit that are issued in the ordinary course of the business of the Company and its Subsidiaries to secure workers' compensation and other insurance coverages; (l) Indebtedness of the Company or a Subsidiary of the Company, as applicable, existing as of the Effective Date (after giving effect to the consummation of the Plan) and identified on Schedule I hereto; (m) deferred taxes and other deferred obligations incurred in the ordinary course of business and not evidenced by notes, bonds, debentures or other evidences of indebtedness; and (n) Indebtedness incurred in connection with any extension, renewal, refinancing, replacement, or refunding (including successive extensions, renewals, refinancings, replacements, or refundings), in whole or in part, of any Indebtedness of the Company or its Subsidiaries; provided, however, that the principal amount of the Indebtedness so incurred does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced, or refunded, plus all interest accrued thereon and all related fees and expenses.

      Permitted Investments means, without duplication: (a) Cash Equivalents; (b) Investments in another Person, if as a result of such Investment (i) such other Person becomes a Subsidiary of the Company or
(ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Subsidiary of the Company; (c) Investments in any Subsidiary of the Company or Investments in the Company by a Subsidiary of the Company; (d) Investments represented by accounts receivable created or acquired in the ordinary course of business or extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (e) commissions and advances to employees of the Company and its Subsidiaries in the ordinary course of business; (f) Investments representing notes, securities, or other instruments or obligations acquired in connection with the sale of assets; (g) Investments represented by that portion of the proceeds from asset sales permitted under Section 3.7 to the extent such Investments are non-cash proceeds; (h) Investments representing capital stock or obligations issued to the Company or any Subsidiary of the Company in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or such Subsidiary; (i) loans or advances to vendors in connection with in-store (or catalog) merchandising to be repaid either on a lump-sum basis or over a period of time by the delivery of merchandise; (j) loans or advances to sublessees in an aggregate amount not to exceed $1.0 million at any time outstanding; (k) construction advances to developers or contractors; (l) Investments in swap agreements, cap agreements, collar agreements, insurance arrangements or any similar agreement or arrangement, in each case designed to provide a bona fide hedge against fluctuations in interest rates, the cost of currency, or the cost of goods (other than inventory); and (m) other Investments, the aggregate amount of which at any one time does not exceed $10.0 million; provided that any Investment referred to in this clause (m) that is made at a time at which, after giving effect thereto, the aggregate amount of Investments referred to in this clause (m) would exceed $2.5 million shall be a Permitted Investment only to the extent, if any, of the amount thereof that could then have been paid as a dividend on the Company's capital stock in accordance with Section 3.3.

      Permitted Liens means, without duplication: (a) Liens (other than Liens on inventory) securing any Permitted Indebtedness (other than Permitted Indebtedness referred to in clause (f) of the definition of Permitted Indebtedness ) or other Indebtedness incurred in accordance with
Section 3.1; (b) Liens on inventory securing any Indebtedness referred to in clause (d) of the definition of Permitted Indebtedness; (c) Liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended; (d) Liens on goods and documents securing trade letters of credit; (e) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, and vendor's Liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (f) Liens securing the payment of taxes, assessments, and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves shall have been established on the books of the relevant Person in conformity with GAAP; (g) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions, or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries or the value of such property for the purpose of such business; (h) Liens on property existing at the time such property is acquired; (i) purchase money Liens upon or in any property acquired or held in the ordinary course of business to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; (j) Liens on the assets of any Subsidiary of the Company at the time such Subsidiary is acquired; (k) Liens with respect to obligations in outstanding amounts not to exceed $5.0 million at any particular time and that (i) are not incurred in connection with the borrowing of money or obtaining advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries; (l) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the business of the Company and its Subsidiaries; (m) Liens resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which (i) the Company or a Subsidiary of the Company shall in good faith be prosecuting an appeal or proceeding for a review, (ii) a stay of execution pending such appeal or proceeding for review shall be in effect, and (iii) the Company shall have established on its books adequate reserves in accordance with GAAP;
(n) rights of banks to set off deposits against Indebtedness owed to such banks; (o) Liens on assets or properties of the Company or a Subsidiary of the Company, as applicable, existing as of the Effective Date (after giving effect to the consummation of the Plan) and identified on Schedule II hereto; and (p) any extension, renewal, or replacement, in whole or in part, of any Lien described in the foregoing clauses; provided, however, that any such extension, renewal, or replacement Lien is limited to the property or assets covered by the Lien extended, renewed, or replaced or substitute property or assets, the value of which is not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

      Plan means the Amended Joint Plan of Reorganization of the Company and certain of its Subsidiaries, as confirmed on September 9, 1997 by the United States Bankruptcy Court for the District of Delaware in Case No. 95-1354 (PJW).

      Repurchase Date  has the meaning ascribed thereto in Section 3.4(a).

      Restricted Payments  has the meaning ascribed thereto in Section 3.3.

      Repurchase Price  has the meaning described thereto in Section
3.4(a).

      Restricted Payments  has the meaning ascribed thereto in Section 3.3.

      S&P means Standard & Poor's Ratings Services, a Division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

      Sale and Leaseback Transaction means, with respect to any Person, an arrangement with any bank, insurance company, or other lender or investor or to which such lender or investor is a party providing for the leasing pursuant to a Capital Lease by such Person or any Subsidiary of such Person of any property or asset of such Person or such Subsidiary which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

      Series 1997 Loan Agreement has the meaning ascribed thereto in the Plan.

      Series 1997 Loan Documents has the meaning ascribed thereto in the Plan.

      Series 1997 Note  has the meaning ascribed thereto in the Plan.

      Significant Subsidiary means any Subsidiary of the Company that would be a significant subsidiary of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission (as in effect on the date hereof) if the Company were viewed as the registrant for purposes of such Rule.

      Subordinated Indebtedness means any Indebtedness of the Company which is expressly subordinated in right of payment to the Senior Notes.

      Uniform Commercial Code means the New York Uniform Commercial Code as amended or modified from time to time.

      Voting Stock has the meaning ascribed thereto in the definition of Change of Control.

      Warrant Agreement means the Eight-Year Warrant Agreement under which the Warrants are to be issued pursuant to the Plan, as such Eight-Year Warrant Agreement is in effect on the Effective Date.

      Warrants  has the meaning ascribed thereto in the Plan.

              ARTICLE III.  CERTAIN COVENANTS.

Section III.1. Indebtedness.

     The Company shall not, directly or indirectly, create, incur, issue, assume, guarantee, or otherwise become liable with respect to any Indebtedness other than Permitted Indebtedness referred to in clauses (a) through (d), clauses (f) and (g), and clauses (i) through (n) of the definition thereof, unless immediately thereafter the Interest Coverage Ratio is 2.0 to 1.0 or greater, after giving effect thereto on a pro forma basis as if incurred at the beginning of the applicable period.

     The Company shall not permit any Subsidiary of the Company, directly or indirectly, to create, incur, issue, assume, guarantee, or otherwise become liable with respect to, any Indebtedness other than Permitted Indebtedness; provided, in the case of Permitted Indebtedness incurred pursuant to clauses (e) and (h) of the definition thereof, immediately thereafter the Interest Coverage Ratio is 2.0 to 1.0 or greater, after giving effect thereto on a pro forma basis as if incurred at the beginning of the applicable period.

Section III.2. Liens.

     The Company shall not, and shall not permit any Subsidiary of the Company to, create, incur, assume, or suffer to exist any Liens upon any of their respective assets, other than Permitted Liens, unless the Senior Notes are secured by an equal and ratable Lien on the same assets.
Section III.3. Restricted Payments.     The Company shall not, and shall
not permit any Subsidiary of the Company to, (a) declare or pay any dividend on, or make any other distribution on account of, the Company's capital stock; (b) purchase, redeem, or otherwise acquire or retire for value any capital stock (including any option, warrant, or right to purchase capital stock) of the Company owned beneficially by a Person other than a wholly owned Subsidiary of the Company; (c) purchase, redeem, or otherwise acquire or retire for value the principal of any Subordinated Indebtedness prior to the scheduled maturity thereof other than pursuant to mandatory scheduled redemptions or repayments; or (d) make any Investment other than Permitted Investments (all such dividends, distributions, purchases, redemptions, or Investments being collectively referred to as Restricted Payments ) if, at the time of such action, or after giving effect thereto: (i) an Event of Default shall have occurred and is continuing; (ii) the Company could not incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test in Section 3.1; or
(iii) the cumulative amount of Restricted Payments made subsequent to the Effective Date (together with the amount, if any, of any Permitted Investment referred to in clause (m) of the definition thereof that exceeds $2.5 million) shall be greater than the sum of: (A) 50% of the Company's cumulative consolidated net income (or a negative amount equal to 100% of the Company's cumulative consolidated net loss, if applicable) from the Effective Date through the end of the Company's fiscal quarter immediately preceding the taking of such action; and (B) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of capital stock of the Company (other than redeemable capital stock), including capital stock issued upon the conversion of convertible Indebtedness issued on or after the Effective Date, in exchange for outstanding Indebtedness, or from the exercise of options, warrants, or rights to purchase capital stock of the Company to any Person other than to a Subsidiary of the Company subsequent to the Effective Date (with the Company being deemed, in the case of capital stock issued upon conversion or in exchange for Indebtedness, to have received net cash proceeds equal to the principal amount of the Indebtedness so converted or exchanged); provided, however, that (1) the payment of any dividend within 60 calendar days after the date of declaration thereof, if such declaration complied with the foregoing redemption or other acquisition provisions on the date of such declaration,
(2) the purchase, redemption, or other acquisition or retirement for value of any shares of capital stock of the Company in exchange for, or out of the proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of other shares of capital stock (other than redeemable capital stock) of the Company, (3) the redemption or other acquisition or retirement for value prior to any scheduled maturity of any Subordinated Indebtedness in exchange for, or out of the proceeds of, a substantially concurrent issue and sale of (a) capital stock (other than redeemable capital stock) of the Company or (b) Subordinated Indebtedness of the Company, (4) any purchase, redemption, or other acquisition or retirement for value of any capital stock (including any option, warrant, or right to purchase capital stock) of the Company issued to any employee or director of the Company pursuant to any employee benefit or similar plan, and (5) the exercise by the Company of its option to repurchase Warrants at any time and from time to time in accordance with the provisions of Section 14.1 of the Warrant Agreement shall not be deemed to constitute Restricted Payments and shall not be prohibited under this Section.

Section III.4. Change of Control.

     (a) Right to Require Repurchase. In the event that there shall occur a Change of Control, then each Holder shall have the right, at such Holder's option, to require the Company to repurchase all or any designated part of such Holder's Senior Notes on the date (the Repurchase Date ) selected by the Company that is not more than 75 days after the date the Company gives notice of the Change of Control as contemplated in paragraph
(b) below at a price (the Repurchase Price ) equal to 101% of the outstanding principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. Such right to require the repurchase of Senior Notes shall continue notwithstanding a discharge of the Company from its obligations with respect to the Senior Notes in accordance with the provisions of Article V or Article XII of the Indenture.

     (b) Notice; Method of Exercising Repurchase Right. On or before the 15th day after the Company knows that a Change of Control has occurred, the Company or, at the request of the Company, the Trustee (in the name of and at the expense of the Company), shall give notice of the occurrence of the Change of Control and of the repurchase right set forth herein arising as a result thereof by first-class mail, postage prepaid, to each Holder of the Senior Notes at such Holder's address appearing in the Security Register for the Senior Notes. The Company shall also deliver a copy of such notice to the Trustee.

          Each notice of a repurchase right shall state:

                              (1)  the Repurchase Date,

                              (2)  the date by which the repurchase right
                    must be exercised,

                              (3)  the Repurchase Price, and

                              (4) the instructions a Holder must follow to exercise its repurchase right.

          No failure of the Company to give the foregoing notice shall limit any Holder's right to exercise its repurchase right. The Trustee shall have no affirmative obligation to determine if there shall have occurred a Change of Control. To exercise a repurchase right, a Holder shall deliver to the Company (or to an agent designated by the Company for such purpose in the notice referred to above) on or before the fifth Business Day prior to the Repurchase Date (i) written notice of the Holder's exercise of such right, which notice shall set forth the name of the Holder, the principal amount of the Senior Note (or portion of the Senior Note) to be repurchased, and a statement that an election to exercise the repurchase right is being made thereby, and (ii) the Senior Note with respect to which the repurchase right is being exercised, duly endorsed for transfer to the Company. Such written notice shall be irrevocable. If the Repurchase Date falls between any Regular Record Date and the corresponding succeeding Interest Payment Date, Senior Notes to be repurchased must be accompanied by payment from the Holder of an amount equal to the interest thereon which the registered Holder thereof is to receive on such Interest Payment Date. In the event a repurchase right shall be exercised in accordance with the terms hereof and the instructions referred to herein, (x) the Company shall on the Repurchase Date pay or cause to be paid in cash to the Holder thereof the Repurchase Price for each Senior Note (or any portion thereof) as to which the repurchase right has been exercised, and (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Senior Note without service charge, a new Senior Note or Notes, as applicable, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for any portion of the principal of such Senior Note as to which the repurchase right has not been exercised. Any questions as to the compliance by a Holder of Senior Notes with the requirements for a valid exercise of a repurchase right (including the timely delivery of an exercise notice in proper form) shall be determined by the Company in its sole discretion, which in all events shall be exercised in good faith.

     (c) Deposit of Repurchase Price. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 6.03 of the Indenture) an amount of money sufficient to pay the Repurchase Price of the Senior Notes which are to be repurchased on the Repurchase Date.

     (d) Senior Notes Not Repurchased on Repurchase Date. If any Senior Note (or any portion thereof) surrendered for repurchase shall not be so paid on the Repurchase Date, the principal of such Senior Note (or such portion thereof) shall, until paid, bear interest from the Repurchase Date at the rate borne by such Senior Note.

     (e) Compliance. The Company shall comply with all tender offer rules, including but not limited to Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to any repurchase of the Senior Notes under this Section 3.4.
Section III.5. Payment Restrictions Affecting Subsidiaries.

     The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any contractual restriction on the ability of any Subsidiary of the Company to
(a) pay any dividend on, or make any other distribution on account of, its capital stock or pay any Indebtedness owed to the Company or a Subsidiary of the Company or (b) make loans or advances to the Company or a Subsidiary of the Company, except for (i) restrictions existing as of the Effective Date, (ii) restrictions in the documentation setting forth the terms of or entered into in connection with any Permitted Indebtedness, (iii) restrictions in the documentation setting forth the terms of or entered into in connection with the sale of such Subsidiary to a third party, (iv) restrictions applicable to a Person acquired by the Company or a Subsidiary of the Company, which exist at the time of such acquisition, or (v) other restrictions arising in the ordinary course of business otherwise than in connection with financing transactions.

Section III.6. Issuance of Subsidiary Preferred Stock.

     The Company shall not permit any Subsidiary of the Company to issue any shares of preferred stock other than (a) preferred stock issued to the Company or a wholly owned Subsidiary of the Company or (b) preferred stock issued to any other Person if, after giving effect thereto on a pro forma basis as if such preferred stock were issued at the beginning of the applicable period, such Subsidiary could have incurred additional Indebtedness in an amount equal to the aggregate liquidation value of such preferred stock (assuming such Indebtedness were incurred to the Person(s) and for the purposes to which and for which such preferred stock was issued).

Section III.7. Asset Sales.

     (a) The Company shall not, and shall not permit any Subsidiary of the Company to, consummate any sale of assets (other than sales of inventories, goods, fixtures, and accounts receivable in the ordinary course of business, and sales of assets to the Company or a wholly owned Subsidiary of the Company) unless such sale is for fair market value and, in the case of individual sales of assets for which the consideration received (including liabilities assumed) is more than $1.0 million, at least 75% of the consideration therefor (other than liabilities assumed) consists of any combination of cash and Cash Equivalents. The aggregate amount of cash and Cash Equivalent proceeds (net of all legal, title, and recording tax expenses, commissions, and other fees and expenses incurred, and all federal, state, provincial, foreign, and local taxes and reserves required to be accrued as a liability, as a consequence of such sales of assets, and net of all payments made on any Indebtedness which is secured by such assets in accordance with the terms of any Liens upon such assets or which must by the terms of such Liens or the Bank Facilities be repaid out of the proceeds from such sales of assets, and net of all distributions and other payments made to minority interest holders in Subsidiaries of the Company or joint ventures as a result of such sales of assets) from such sales of assets (excluding individual sales of assets for which the consideration received is less than $250,000) shall constitute Net Sale Proceeds for purposes of this Section 3.7, and 50% of the cumulative Net Sale Proceeds in excess of $5.0 million shall constitute Excess Sale Proceeds for purposes of this Section 3.7.

     (b) If, at any time, the cumulative amount of Excess Sale Proceeds that shall not have been previously applied to the repurchase or redemption of Senior Notes as provided in this Section 3.7(b) shall exceed $1,000,000, the Company shall apply such Excess Sale Proceeds to the repurchase, in the open market, or, at the Company's option, the optional redemption, of Senior Notes. The Company shall effect such application of such Excess Sale Proceeds as promptly as practicable, and in any event within 30 (or, in the case of an optional redemption, 75) calendar days after the date on which the obligation to so apply such Excess Sale Proceeds arises; provided, however, that the Company shall not be in breach of its obligations under this sentence for so long as it is using commercially reasonable efforts in good faith to apply all Excess Sale Proceeds then required to be applied to the repurchase or redemption of Senior Notes to the repurchase of Senior Notes in the open market. The Company shall deliver all Senior Notes repurchased or redeemed pursuant to this Section 3.7(b) to the Trustee for cancellation as promptly as practicable, and in any event within 30 calendar days after such Senior Notes are so repurchased or redeemed.
Section III.8. Transactions with Affiliates.

     The Company shall not, and shall not permit any of its Subsidiaries to, engage in any transaction with an Affiliate (other than the Company or a wholly owned Subsidiary thereof) on terms more favorable to the Affiliate than would have been obtainable in arm's-length dealing. Solely for purposes of this Section 3.8, an Affiliate of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or any other Person that has a relationship with such specified Person whereby either of such Persons holds or beneficially owns 10% or more of the equity interest in the other or 10% or more of any class of voting securities of the other; provided that, under no circumstances shall EBS Building, L.L.C., EBS Litigation, L.L.C. or EBS Pension, L.L.C. be deemed to be an Affiliate of the Company or any of its Subsidiaries. For the purposes of this definition, control when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing.

Section III.9. Sale and Leaseback Transactions.

     The Company shall not, and shall not permit any Subsidiary of the Company to, enter into any Sale and Leaseback Transaction unless: (a) the Capital Lease Obligation incurred in connection therewith complies with
Section 3.1 and (b) the Net Sale Proceeds therefrom are applied in compliance with Section 3.7 and to the extent required by Section 3.7.

         ARTICLE IV.  ADDITIONAL EVENTS OF DEFAULT.

Section IV.1.  Additional Events of Default.

     In addition to the Events of Default set forth in the Indenture, the term Event of Default, whenever used in the Indenture or this First Supplemental Indenture with respect to the Senior Notes, means the occurrence (whatever the reason for such occurrence and whether it may be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body) in respect of any Significant Subsidiary or, in related events, any group of Subsidiaries of the Company which, if considered in the aggregate, would be a Significant Subsidiary, of any of the events referred to in clauses (vii) and (viii) of
Section 8.01(a) of the Indenture that, if the same were to occur in respect of the Company, would constitute an Event of Default under either of such clauses of Section 8.01(a) of the Indenture.

           ARTICLE V.  REDEMPTION OF SECURITIES.

Section V.1.   Right of Redemption.

     The Senior Notes may be redeemed in accordance with the provisions of the form thereof set forth herein.

Section V.2.   Repurchase.

     The Company may at any time and from time to time purchase Senior Notes in the open market or otherwise at any price, and any Senior Notes so purchased shall be promptly surrendered to the Trustee for cancellation and shall not be reissued.

                  ARTICLE VI.  DEFEASANCE.

Section VI.1.  Applicability of Article V of the Indenture.

     (a) The Senior Notes shall be subject to Defeasance and Covenant Defeasance as provided in Article V of the Indenture.

     (b) Upon the exercise of the option provided in Section 5.01 of the Indenture to have Section 5.03 of the Indenture applied to the Outstanding Senior Notes, in addition to the obligations from which the Company shall be released specified in the Indenture, the Company shall be released from its obligations under Article III hereof.

                ARTICLE VII.  MISCELLANEOUS.

Section VII.1. Reference to and Effect on the Indenture.

     This First Supplemental Indenture shall be construed as supplemental to the Indenture and all the terms and conditions of this First Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Except as set forth herein, the Indenture heretofore executed and delivered is hereby (i) incorporated by reference in this First Supplemental Indenture and (ii) ratified, approved and confirmed.
Section VII.2. Waiver of Certain Covenants.

     The Company may omit in any particular instance to comply with any term, provision, or condition set forth in Article III hereof if the Holders of a majority in principal amount of the Outstanding Senior Notes shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision, or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision, or condition shall remain in full force and effect.

Section VII.3. Supplemental Indenture May be Executed in Counterparts.

     This instrument may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

[Seal]                        EDISON BROTHERS STORES, INC.



                              By:
                              Name:  David B. Cooper, Jr.
                              Title: Executive Vice President
                                     and Chief Financial Officer

Attest:


Name:
Title:

                                   THE BANK OF NEW YORK, as Trustee


                              By:
                              Name:
                              Title:
Attest:



Name:
Title:

STATE OF            )
                    ) ss.:
COUNTY OF                )


     On this _____ day of September, 1997, before me personally came David
B. Cooper, Jr., to me known, who, being by me duly sworn, did depose and say that he is an Executive Vice President and the Chief Financial Officer of EDISON BROTHERS STORES, INC., one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal or a facsimile thereof affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said entity, and that he/she signed his/her name thereto by like authority.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                   Notary Public
STATE OF            )
                    ) ss.:
COUNTY OF                )


     On this _____ day of September, 1997, before me personally came _____________________________________, to me known, who, being by me duly sworn, did depose and say that he/she is a ________________________________________________________________________of
THE BANK OF NEW YORK, one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal or a facsimile thereof affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said entity, and that he/she signed his/her name thereto by like authority.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                   Notary Public

                         Schedule I
             Additional Permitted Indebtedness

(1) Indebtedness of Borrowers (as defined below) and the other Persons signatory to the Loan and Security Agreement as guarantors (the Guarantors ) to Bank of America, N.T. & S.A., as assignee of BankAmerica Business Credit, Inc., a Delaware corporation ( BABC ), in respect of the letters of credit outstanding on the date hereof issued by Bank of America, N.T. & S.A. (the Existing Letters of Credit ) for the account of the Company, Edison Brothers Apparel Stores, Inc., a Missouri corporation ( Edison Apparel ), or Edison Puerto Rico Stores, Inc., a Puerto Rico corporation ( Edison Puerto Rico, and, collectively with the Company and Edison Apparel, the Borrowers ) under the credit facility provided to the Company and Edison Apparel, each as a debtor-in-possession during the pendency of their Chapter 11 cases pertaining to the Plan, by certain financial institutions for whom BABC acts as agent pursuant to the Loan and Security Agreement dated November 9, 1995 by and among the financial institutions parties thereto, as lenders, BABC, as agent for such lenders, the Borrowers and the Guarantors, and fees and expenses relating thereto arising pursuant to the reimbursement agreement by the Borrowers in favor of Bank of America, N.T. & S.A., as assignee of BABC (as in effect on the date hereof). The terms of such Indebtedness may be amended to increase the amount thereof so long as in the aggregate the total amount of the liability to Bank of America, N.T. & S.A., as assignee of BABC, shall not exceed the amount thereof as of the date hereof by more than 10 percent (10%). The expiration date of the Existing Letters of Credit and the documents related thereto may be extended by up to ninety (90) days.

(2) Indebtedness of Borrowers and Guarantors to Bank of America, N.T. & S.A. arising after the date hereof in respect of the letters of credit, merchandise purchase guaranties or other guaranties which are from time to time, until November 15, 1997, either (a) issued or opened by the Agent or any Lender under the Bank Facilities for the account of a Borrower or any Guarantor or (b) with respect to which such Agent on behalf of any such Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by a Borrower or any Guarantor of its obligations to such issuer (including without limitation the Existing Letters of Credit) issued by Bank of America, N.T. & S.A. for the account of Borrowers or Guarantors and fees and expenses relating thereto arising pursuant to the reimbursement agreement by Borrowers in favor of Bank of America, N.T. & S.A. as in effect on the date hereof.

(3) Indebtedness arising or relating to letters of credit issued prior to November 3, 1995 by Banca Nazionale del Lavoro in an aggregate amount not exceeding $2.9 million to secure certain workers' compensation obligations, and to a lesser extent, automobile liabilities, and any replacements thereof or substitutions thereto issued at any time on or after November 3, 1995.
                        Schedule II


                 Additional Permitted Liens

(1) Liens granted under the Funding Escrow Mortgages (as defined in the Plan).

(2)  Liens and security interests set forth on Annex A to this Schedule II.